EXHIBIT 10.48


                            RESTATED CREDIT AGREEMENT
                            -------------------------

           RESTATED CREDIT AGREEMENT, dated as of April 1, 2003, among BARNEY'S, INC., a New York corporation ("Barneys"), BARNEYS AMERICA, INC., a Delaware corporation ("BAI"), BARNEYS (CA) LEASE CORP., a Delaware corporation ("CA Lease"), BARNEYS (NY) LEASE CORP., a Delaware corporation ("NY Lease"), BASCO ALL-AMERICAN SPORTSWEAR CORP., a New York corporation ("Basco"), BNY LICENSING CORP., a Delaware corporation ("BNY"), AND BARNEYS AMERICA (CHICAGO) LEASE CORP., a Delaware corporation ("Chicago Lease", and together with Barneys, BAI, CA Lease, NY Lease, Basco and BNY, collectively, the "Borrowers" and each individually a "Borrower"), the institutions from time to time party thereto as lenders, whether by execution of the Credit Agreement or an Assignment and Acceptance (collectively, the "Lenders"), and GENERAL ELECTRIC CAPITAL CORPORATION, for itself, as Lender and in its capacity as administrative agent for the Lenders (with its successors in such capacity, the "Administrative Agent").

                                W I T N E S S E T H
                                - - - - - - - - - -

           WHEREAS, Borrowers, Administrative Agent, and Lenders signatory thereto are parties to that certain Credit Agreement, dated as of July 15, 2002 (including all annexes, exhibits and schedules thereto, and as amended, restated, supplemented or otherwise modified from time to time, prior to the date hereof, the "Credit Agreement");

           WHEREAS, it is the intention of the parties hereto that the existing Loans under the Credit Agreement be repaid in full and that the Lenders party hereto provide a new revolving credit facility to the Borrowers on the terms of the Credit Agreement, subject to the amendments below;

           WHEREAS, for administrative convenience, the parties hereto have agreed to document such new revolving credit facility as a restatement of the Credit Agreement, subject to the amendments below; and

           WHEREAS, Administrative Agent and Lenders have agreed to restate the Credit Agreement in the form of the Credit Agreement as amended as set forth below (the "Restated Credit Agreement"), to, among other things, provide for (i) a new Revolving Loan Commitment of $70,000,000 by the Lenders party hereto and
(ii) the repayment in full of the loans and other obligations outstanding to the Lenders party to the Credit Agreement, in the manner, and on the terms and conditions, provided for herein.

           NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

           1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

           2. Section 1.01 of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by:

          (a) amending and restating each definition from Section 1.01 to the Credit Agreement set forth below in its entirety to read as set forth below:

           "Commitment" means, as the context shall require, (a) as to any Lender, the aggregate of such Lender's Revolving Loan Commitment (including without duplication the Swing Loan Lender's Swing Loan Commitment as a subset of its Revolving Loan Commitment) or in the most recent Assignment and Acceptance executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders' Revolving Loan Commitments (including without duplication the Swing Loan Lender's Swing Loan Commitment as a subset of its Revolving Loan Commitment), which aggregate commitment shall be SEVENTY MILLION DOLLARS ($70,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

           "Commitment Termination Date" means the earlier to occur of (i) the date of termination of the Commitments pursuant to the terms hereof or (ii) July 15, 2006."

           "Excluded Proceeds" means Net Cash Proceeds from sales or other dispositions of assets in an aggregate amount not to exceed $10,000,000 during the period from the date hereof to the Commitment Termination Date.

           "Fiscal Year" means the fiscal year of the Borrowers, which shall be the 52- or 53-week period ending on the Saturday of each calendar year closest to January 31 in the succeeding calendar year as set forth below:

                 Fiscal Period Name              Dates
                 ------------------              -----

                 Fiscal Year 2002                2/3/02 - -            2/1/03
                 Fiscal Year 2003                2/2/03 - -            1/31/04
                 Fiscal Year 2004                2/1/04 - -            1/29/05
                 Fiscal Year 2005                1/30/05 - -           1/28/06
                 Fiscal Year 2006                1/29/06               2/3/07

           "Requisite Lenders" means, at any time, one (1) or more Lenders holding, in the aggregate, more than fifty percent (50%) of the Commitments in effect at such time; provided, however, that, in the event that the Commitments have been terminated pursuant to the terms hereof, "Requisite Lenders" means one
(1) or more Lenders whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans are greater than fifty percent (50%).

           "Revolving Loan Commitment" means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Loans or incur Letter of Credit Obligations as set forth on Annex A to the Agreement or in the most recent Assignment and Acceptance executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Loans or incur Letter of Credit Obligations, which aggregate commitment shall be SEVENTY MILLION DOLLARS ($70,000,000) on the Restated Credit Agreement Effective Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

           (b) amending the following definitions as follows:

           "Change of Control" shall be amended by deleting the word "and" immediately prior to clause (c) thereto and inserting the following new clause
(d) at the end thereof:

           "and (d) any "change of control" under and as defined in the Senior Secured Note Indenture."

           "Eligible Assignee" shall be amended by deleting the words "Subordinated Notes or" in the proviso at the end of subsection (b).

           "Eligible Inventory" shall be amended by inserting at the end of clause (i) the following text: "and the Junior Note Liens".

           "Eligible Receivables" shall be amended by inserting at the end of clause (x)(2) the following text: "and the Junior Note Liens".

           (c) deleting the following defined terms in their entirety: (i) "Trademark Available Amount" and (ii) "Subordinated Notes"; and

           (d) adding the following defined terms in the appropriate order:

           "Collateral Agent" means Wilmington Trust Company, in its capacity as collateral agent for the benefit of all present and future holders of the Senior Secured Notes.

           "Fee Letter" means the fee letter, dated March 11, 2003, to GE Capital and accepted and agreed to by Barneys, as amended and in effect from time to time.

           "Intercreditor Agreement" means that Intercreditor Agreement dated as of the Restated Credit Agreement Effective Date between the Administrative Agent and the Collateral Agent, as acknowledged by the Borrowers, as such agreement may be amended, supplemented or otherwise modified from time to time.

           "Junior Note Liens" means liens securing the Debt evidenced by the Senior Secured Notes as set forth in the Noteholder Security Documents as in effect on the Restated Credit Agreement Effective Date, as such Noteholder Security Documents may be amended, supplemented or otherwise modified from time to time as permitted by the Restated Credit Agreement.

           "Noteholders Intellectual Property Security Agreement" means the Intellectual Property Security Agreement dated as of the Restated Credit Agreement Effective Date, between the Borrowers and the Collateral Agent, as in effect on the Restated Credit Agreement Effective Date, as such Intellectual Property Security Agreement may be amended, supplemented or otherwise modified from time to time as permitted by the Restated Credit Agreement.

           "Noteholders Pledge Agreements" means (i) the Pledge Agreement dated as of the Restated Credit Agreement Effective Date, between Holdings and the Collateral Agent; and (ii) the Pledge Agreement dated as of the Restated Credit Agreement Effective Date, between the Borrowers and the Collateral Agent, each as amended, supplemented or otherwise modified from time to time as permitted by the Restated Credit Agreement.

           "Noteholders Security Agreements" means (i) the Security Agreement, dated as of the Restated Credit Agreement Effective Date, between Borrowers and Collateral Agent; and (ii) the Security Agreement, dated as of the Restated Credit Agreement Effective Date, between Holdings and the Collateral Agent, each as amended, supplemented or otherwise modified from time to time as permitted by the Restated Credit Agreement.

           "Noteholder Security Documents" means collectively, the Noteholders Security Agreements, the Noteholders Pledge Agreements, the Noteholders Intellectual Property Security Agreement, and the other documents and instruments contemplated thereby.

           "Omnibus Amendment and Confirmation of Collateral Documents" means that certain Omnibus Amendment and Confirmation of Collateral Document dated as of the Restated Credit Agreement Effective Date, between Borrowers, Holdings, and the Administrative Agent, on behalf of itself and the Lenders.

           "Restated Credit Agreement Effective Date" means April 1, 2003.

           "Senior Secured Note Indenture" means that certain indenture in respect of the Senior Secured Notes, dated as of the date hereof, between Barneys, Holdings, the guarantors named therein and the Collateral Agent, as amended, supplemented or otherwise modified from time to time as permitted by the Restated Credit Agreement.

           "Senior Secured Notes" means those 9% senior secured notes due 2008 of Barneys issued pursuant to the Senior Secured Note Indenture.

           3. Section 3.01(a)(ii) of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by deleting the fifth sentence therein in its entirety and substituting in lieu thereof the following:

           "Notwithstanding the foregoing, the Borrowers may not reduce the Revolving Loan Commitments such that after giving effect to any such reduction the Revolving Loan Commitment shall be less than $60,000,000, unless after giving effect to any such reduction the Revolving Loan Commitment shall equal $0."

           4. Section 3.01(b)(iii) of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by deleting such subsection in its entirety and substituting in lieu thereof the following:

           "Immediately after any Borrower's receipt of any Net Cash Proceeds, the Borrowers shall make or cause to be made a mandatory prepayment of the Loans in the amount of such Net Cash Proceeds, provided, however, that in the event that all or a portion of such prepayment would cause Fixed Rate Loans to be prepaid prior to the end of their respective Interest Periods and no Event of Default has occurred and is continuing at such time, the Borrowers may deposit that portion of the prepayment that would have caused Fixed Rate Loans to be prepaid prior to the end of their respective Interest Periods into the Cash Collateral Account. On the last day of each such Interest Period, the Administrative Agent shall withdraw funds on deposit in the Cash Collateral Account in an amount equal to the aggregate amount of Fixed Rate Loans having Interest Periods ending on such day and apply such funds to the repayment of the outstanding Loans. Any mandatory prepayments made in accordance with this
Section 3.01(b)(iii) shall be applied to the Revolving Credit Obligations until the same have been repaid in full. In addition, the Revolving Loan Commitment shall be permanently reduced on the date of such Borrower's receipt of Net Cash Proceeds by the amount of such Net Cash Proceeds less the Excluded Proceeds and the amount of Net Cash Proceeds that constitute proceeds of insurance on account of the loss of or damage to any Collateral."

           5. Section 3.01(b)(v) of the Credit Agreement is hereby deleted.

           6. Section 3.05 of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by inserting the following text at the end of Section 3.05:

           "Notwithstanding the foregoing, at such time as the Revolving Loans and Reimbursement Obligations are zero ($0), the Administrative Agent shall direct funds to accounts designated by the Borrowers, provided that such accounts are subject to a tri-party blocked account agreement or control agreement, each in form and substance reasonably acceptable to the Administrative Agent."

           7. Section 4.01(a) of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by deleting such subsection in its entirety and substituting in lieu thereof the following new subsection:

           "4.01 Interest on the Loans and Other Obligations. (a) Rate of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest on the unpaid principal amount thereof from the date such Loans are made and such other Obligations are due and payable until paid in full, except as otherwise provided in Section 4.01(d), as follows:

               (i) With respect to Revolving Loans, if a Floating Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Floating Rate in effect from time to time, plus (B) the Applicable Revolver Floating Rate Margin in effect from time to time; and

               (ii) With respect to Revolving Loans, if a Fixed Rate Loan, at a rate per annum equal to the sum of (A) the Fixed Rate determined for the applicable Interest Period, plus (B) the Applicable Revolver Fixed Rate Margin in effect from time to time.

           As of the Restated Credit Agreement Effective Date, the Applicable Revolver Margins are as follows:

           Applicable Revolver Floating Rate Margin                1.00%

           Applicable Revolver Fixed Rate Margin                   2.50%


           The applicable basis for determining the rate of interest on the Loans shall be selected by Borrower Representative at the time a Notice of Borrowing, or a Notice of Conversion/Continuation is delivered by Borrower Representative to the Administrative Agent; provided, however, the Borrower Representative may not select the Fixed Rate as the applicable basis for determining the rate of interest on such a Loan if (x) such Loan is to be made on the Closing Date or (y) at the time of such selection an Event of Default has occurred and is continuing. If on any day any Loan is outstanding with respect to which notice has not been timely delivered to the Administrative Agent in accordance with the terms hereof specifying the basis for determining the rate of interest on that day, then for that day interest on that Loan shall be determined by reference to the Floating Rate plus the Applicable Revolver Floating Rate Margin.

           The Applicable Revolver Margins shall be adjusted (up or down) prospectively on a quarterly basis as determined by Holdings' and its Subsidiaries' consolidated financial performance, commencing with the first day of the first calendar month that occurs more than 5 days after delivery of Holdings' and its Subsidiaries' quarterly financial statements to Lenders for the fiscal quarter ending August 2, 2004. Adjustments in Applicable Revolver Margins shall be determined by reference to the following grid:


-------------- --------------------------------------- ---------------------------------- -------------------------------------
                    FIXED CHARGE COVERAGE RATIO          APPLICABLE REVOLVER FLOATING       APPLICABLE REVOLVER FIXED RATE
    LEVEL                                                         RATE MARGIN                            MARGIN

-------------- --------------------------------------- ---------------------------------- -------------------------------------
      I                        <1.50                                 0.75%                               2.50%
-------------- --------------------------------------- ---------------------------------- -------------------------------------
     II                        >1.50                                 0.50%                               2.25%
                               -
-------------- --------------------------------------- ---------------------------------- -------------------------------------


           All adjustments in the Applicable Revolver Margins after August 2, 2004 shall be implemented quarterly on a prospective basis, for each calendar month commencing at least 5 days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) financial statements evidencing the need for an adjustment. Concurrently with the delivery of those financial statements, Borrower Representative shall deliver to Administrative Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Revolver Margins. Failure to timely deliver such financial statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Revolver Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those financial statements demonstrating that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Revolver Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived or cured."

           8. Section 4.03(b) of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by deleting such subsection in its entirety and substituting in lieu thereof the following new subsection:

           "(b) Unused Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the account of the Revolving Lenders in accordance with their respective Pro Rata Shares, a fee (the "Unused Commitment Fee") on the average amount by which the Revolving Loan Commitment exceeds the Revolving

Credit Obligations (the "Unused Amount") multiplied by (x) one-half of one percent (0.50%) for that portion of the Unused Amount which is more than $8,000,000, (y) one-quarter of one percent (0.25%) for that portion of the Unused Amount which is equal to $8,000,000 but less than $4,000,000, and (z) zero percent (0.00%) for that portion of the Unused Amount which is less than $4,000,000, at such time for the period commencing on the Restated Credit Agreement Effective Date and ending on the Commitment Termination Date, such fee being payable monthly, in arrears, on the first Business Day of each month and on the Commitment Termination Date."

           9. Section 4.03(d) of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by (i) deleting the second sentence of such subsection and substituting in lieu thereof the following: "As used herein, the term "Applicable Percentage" shall mean (x) two percent (2.00%), in the case of a prepayment on or prior to July 15, 2004, and (y) zero percent (0.00%) thereafter"; and (ii) deleting the last sentence in such subsection and substituting in lieu thereof the following: "Notwithstanding the foregoing, no prepayment fee shall be payable by the Borrowers in connection with (i) the occurrence of a Change of Control, (ii) the sale of all or substantially all of the assets of the Barneys Group or (iii) any restructuring or refinancing of the Senior Secured Notes."

           10. Section 6.01(j) of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by deleting the reference therein to "February 2, 2002" and substituting in lieu thereof a reference to "February 1, 2003".

           11. Section 6.01(y) and Section 6.01(bb) of the Credit Agreement are hereby amended as of the Restated Credit Agreement Effective Date by deleting such subsections in their entirety and substituting in lieu thereof the following:

           "(y) Intentionally Omitted."

           "(bb) Intentionally Omitted."

           12. Section 7.01(d) of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by deleting the references in clauses (i) and (ii) therein to "Fiscal Year 2005" and substituting in lieu thereof references to "Fiscal Year 2006".

           13. Article 7 of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by inserting the following new Section
7.12 in the appropriate order:

           "7.12 Senior Secured Notes. The Borrowers shall deliver to the Administrative Agent, as soon as practicable, copies of all material written notices given or received by any Borrower with respect to the Senior Secured
Note Indenture or any of the Noteholder Security Documents and, within two (2)

Business Days after any Borrower obtains knowledge of any matured or unmatured event of default with respect to any of the Noteholder Security Documents or the Senior Secured Note Indenture, notice of such event of default."

           14. Section 9.01(a)(ii) of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by deleting the word "Subordinated" in the first parenthetical and substituting in lieu thereof the words "Senior Secured".

           15. Section 9.01(b) of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by deleting such subsection in its entirety and substituting in lieu thereof the following new subsection:

           "(b) No member of the Barneys Group shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Permitted Existing Indebtedness, other than (i) upon any refinancing thereof in accordance with
Section 9.01(a)(ii), (ii) in accordance with the terms set forth in the Intercreditor Agreement; (iii) as otherwise permitted in Section 9.06; and (iv) the repurchase by Barneys of the Senior Secured Notes up to a maximum amount of $15,000,000 in any Fiscal Year or $30,000,000 in the aggregate at any time, provided that average excess Availability for the prior 30 day period after giving effect to such repurchase is at least $35,000,000."

           16. Section 9.16 of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by adding the following sentence at the end of such section:

           "Notwithstanding the foregoing, Borrowers shall be permitted to open an account and deposit an amount equal to the accreted interest on the Senior Secured Notes into such account which amounts may be invested in Cash Equivalents provided that prior to the time of the opening of such account, the applicable Borrower and such bank shall have executed and delivered to Administrative Agent a tri-party blocked account agreement or control agreement, each in form and substance reasonably acceptable to the Administrative Agent."

           17. Section 9.18 of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by deleting such section in its entirety and substituting in lieu thereof the following new Section 9.18:

           "9.18 Operating Leases. Except for the leases set forth on Schedule
9.18 and renewals thereof, no member of the Barneys Group shall become liable in any way, whether directly or by assignment or by Accommodation Obligation, for the obligations of a lessee under any Operating Leases if, immediately after giving effect to the incurrence of rental payments with respect thereto, the annual amount of rental payments for any Operating Lease would exceed $5,000,000 or the aggregate annual amount of all rental payments with respect to all such Operating Leases would exceed $11,000,000."

           18. Section 9.19 of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by deleting such subsection in its entirety and substituting in lieu thereof the following:

           "9.19 Senior Secured Note Indenture. No member of the Barneys Group shall amend, modify or otherwise change any of the terms or provisions of the Noteholder Security Documents, the Senior Secured Note Indenture, or the Senior Secured Notes which would be adverse to the interests of the Borrowers, the Administrative Agent or the Lenders or make such document inconsistent in any material respect with the comparable provisions of any Loan Document."

           19. Article 9 of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by inserting the following new Section
9.25 in the appropriate order:

           "9.25 Without the prior written consent of the Administrative Agent, Borrowers will not designate any Indebtedness as Priority Lien Debt (as defined in the Senior Secured Note Indenture) other than any Indebtedness under the Credit Agreement."

           20. Section 10.01 of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by deleting the table thereunder and inserting the following table in lieu thereof:

                      Fiscal Quarter Ending                    Minimum Amount
                      ---------------------                    --------------

           First fiscal quarter of Fiscal Year 2002               $128,000,000
           Second fiscal quarter of Fiscal Year 2002              $124,000,000
           Third fiscal quarter of Fiscal Year 2002               $126,000,000
           Fourth fiscal quarter of Fiscal Year 2002              $132,000,000
           First fiscal quarter of Fiscal Year 2003               $130,000,000
           Second fiscal quarter of Fiscal Year 2003              $128,000,000
           Third fiscal quarter of Fiscal Year 2003               $130,000,000
           Fourth fiscal quarter of Fiscal Year 2003              $136,000,000
           First fiscal quarter of Fiscal Year 2004               $136,000,000
           Second fiscal quarter of Fiscal Year 2004              $136,000,000
           Third fiscal quarter of Fiscal Year 2004               $140,000,000
           Fourth fiscal quarter of Fiscal Year 2004              $147,000,000
           Each fiscal quarter thereafter                         $147,000,000


           21. Section 10.03 of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by deleting the table thereunder and inserting the following table in lieu thereof:



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
                    Fiscal Quarter Ending                      Minimum Amount
                    ---------------------                      --------------

           First fiscal quarter of Fiscal Year 2002                    $0
           Second fiscal quarter of Fiscal Year 2002                   $0
           Third fiscal quarter of Fiscal Year 2002                $5,000,000
           Fourth fiscal quarter of Fiscal Year 2002               $16,000,000
           First fiscal quarter of Fiscal Year 2003                $23,000,000
           Second fiscal quarter of Fiscal Year 2003               $23,000,000
           Third fiscal quarter of Fiscal Year 2003                $24,000,000
           Fourth fiscal quarter of Fiscal Year 2003               $25,000,000
           First fiscal quarter of Fiscal Year 2004                $25,000,000
           Second fiscal quarter of Fiscal Year 2004               $26,000,000
           Third fiscal quarter of Fiscal Year 2004                $28,000,000
           Fourth fiscal quarter of Fiscal Year 2004               $29,000,000
           Each fiscal quarter thereafter                          $30,000,000

           22. Section 10.04 of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by deleting: (a) the word "and" immediately prior to clause (b)(iii) thereto, and (b) clause (b)(iii) therein in its entirety and substituting in lieu thereof the following new clauses (b)(iii) and (b) (iv):

           "(iii) with respect to Fiscal Year 2004, by the amount (on a dollar for dollar basis) by which Consolidated EBITDA calculated as of the last day of the fourth fiscal quarter of Fiscal Year 2003 exceeds $25,000,000, if any, for such fiscal quarter, provided that such amount shall not exceed $2,000,000 in the aggregate for such Fiscal Year, (iv) with respect to Fiscal Year 2005, by the amount (on a dollar for dollar basis) by which Consolidated EBITDA calculated as of the last day of the fourth fiscal quarter of Fiscal Year 2004 exceeds $29,000,000, if any, for such fiscal quarter provided that such amount shall not exceed $2,000,000 in the aggregate for such Fiscal Year, and provided further that with respect to the period January 29, 2006 through July 15, 2006 (the "Period"), Capital Expenditures shall not exceed $5,000,000 in the aggregate for such Period, and provided, further, that in the event that the maximum amount which is permitted to be expended in respect of Capital Expenditures during any Fiscal Year as set forth above (without giving effect to this proviso) is not fully expended during such Fiscal Year, the maximum amount expended during the immediately succeeding Fiscal Year shall be increased by such unutilized amount."

           23. Article 10 of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by inserting the following new Section
10.05 in the appropriate order:

           "10.05 Minimum Excess Availability." Borrowers at all times shall have Availability, after giving effect to Eligible Accounts, Eligible Inventory and Eligible In-Transit Inventory of Borrowers supporting the Revolving Loan and the Letter of Credit Obligations (on a pro forma basis with trade payables being paid current, with expenses and liabilities being paid in the ordinary course of business, without acceleration of sales and without deterioration of working capital) of at least $8,000,000, provided however, for purposes of calculating compliance with this covenant, Borrowers shall be permitted to apply up to $4,000,000 of Availability which would otherwise be unavailable by virtue of the Maximum Revolving Credit Amount."

           24. Section 11.01(e) of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by: (a) deleting the period at the end of subsection 11.01(e) (ii) and substituting in lieu thereof a semicolon;
(b) inserting the word "or" immediately after the semicolon inserted pursuant to the preceding clause (a); and (c) inserting the following subsection (iii):

           "(iii) an event of default shall occur under the Senior Secured Note Indenture or the Noteholder Security Documents."

           25. Section 13.01 (a) of the Credit Agreement is hereby amended as of the Restated Credit Agreement Effective Date by deleting the period at the end of such subsection and inserting the following language:

           ", provided that (i) the total number of Lenders (including the Administrative Agent as a Lender), shall at no time exceed three (3); and (ii) the Administrative Agent's Commitment shall at all times be equal to more than fifty percent (50%) of the total Commitments."

           26. Amendment to Schedule 1.01.1. Schedule 1.01.1 of the Credit Agreement is hereby amended and restated in its entirety as of the Restated Credit Agreement Effective Date as set forth on Schedule 1.01.1 hereto.

           27. Amendment to Schedule 1.01.2. Schedule 1.01.2 of the Credit Agreement is hereby amended and restated in its entirety as of the Restated Credit Agreement Effective Date as set forth on Schedule 1.01.2 hereto.

           28. Amendment to Schedule 1.01.4. Schedule 1.01.4 of the Credit Agreement is hereby amended and restated in its entirety as of the Restated Credit Agreement Effective Date as set forth on Schedule 1.01.4 hereto.

           29. Amendment to Annex A. Annex A of the Credit Agreement is hereby amended and restated in its entirety as of the Restated Credit Agreement Effective Date as set forth on Annex A hereto.

           30. Payoff of Term Loan and Revolving Loan. Notwithstanding anything to the contrary contained in the Credit Agreement, each of Administrative Agent, Lenders and Borrowers hereby acknowledge and agree that the proceeds from the issuance of the Senior Secured Notes shall be utilized to repay in full the Term Loan, and $5,696,636.64 of the Revolving Loans, and the balance of the Revolving

Loans shall be repaid with proceeds of Revolving Loans under the Restated Credit Agreement, and upon such repayment, all Term Loan Commitments and the Revolving Loan Commitments under the Credit Agreement shall be terminated and the Revolving Loan Commitments under the Restated Credit Agreement, as amended herein, shall remain in effect. All Letter of Credit Obligations outstanding under the Credit Agreement shall be deemed to remain outstanding under the Restated Credit Agreement. As a result of such repayment, commencing as of the Restated Credit Agreement Effective Date, (i) all references to the Term Loan, Term Lenders, Term Loan Availability, Term Loan Borrowing Base, Term Loan Commitment, Term Loan Reserve and Term Note in the Credit Agreement and sections in the Credit Agreement exclusively referencing such terms shall be deemed to be deleted and (ii) all references to the Revolving Credit Obligations, Revolving Lenders, Revolving Loan, Revolving Loan Commitment and Revolving Loan Note in the Credit Agreement shall refer to such terms under this Restated Credit Agreement.

           31. Indemnity. For the avoidance of doubt, Borrowers hereby agree and acknowledge that section 13.03 of the Credit Agreement shall remain in effect notwithstanding the provisions of or transactions contemplated by the Restated Credit Agreement.

           32. Fees. To induce Administrative Agent and Lenders to enter into the Amendment, Borrowers hereby agree to pay Administrative Agent the fees set forth in the Fee Letter in immediately available funds, payable on the Restated Credit Agreement Effective Date.

           33. Representations and Warranties. To induce Administrative Agent and Lenders to enter into the Amendment, Borrowers make the following representations and warranties to Administrative Agent and Lenders:

                (a) The execution, delivery and performance of the Restated Credit Agreement, by Borrowers: (a) are within each Borrower's organizational power; (b) have been duly authorized by all necessary or proper corporate and shareholder action; (c) do not contravene any provision of any Borrower's charter or bylaws or equivalent organizational documents; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Borrower is a party or by which any Borrower or any of its property is bound; (f) other than Liens permitted under
Section 9.03 of the Restated Credit Agreement, do not result in the creation or imposition of any Lien upon any of the property of any Borrower other than those in favor of Administrative Agent pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person.

                (b) The Restated Credit Agreement has been duly executed and delivered by or on behalf of Borrowers.

                (c) The Restated Credit Agreement constitutes a legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                (d) No Default has occurred and is continuing after giving effect to the Amendment.

                (e) Except as set forth on Schedule 6.01-I attached hereto, there is no action, suit, audit, proceeding, investigation or arbitration (or series of related actions, suits, proceedings, investigations or arbitrations) before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Borrowers, threatened in writing against any member of the Barneys Group or any Property of any of them (a) challenging the validity or the enforceability of any of the Loan Documents or the Borrowers' right, power or competence to enter into the Restated Credit Agreement (b) which has had, shall have or is reasonably likely to have a Material Adverse Effect. No member of the Barneys Group is (i) in violation of any applicable Requirements of Law which violation shall have or is reasonably likely to result in a Material Adverse Effect, or (ii) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority, in each case which shall have or is reasonably likely to have a Material Adverse Effect.

                (f) The representations and warranties of each Borrower contained in the Credit Agreement and each other Loan Document shall be true and correct in all material respects on and as of the Restated Credit Agreement Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true in all material respects only as of such date.

                (g) Holdings and the Borrowers each have requisite corporate power to enter into and perform their obligations under the Senior Secured Note Indenture and the Noteholder Security Documents and to carry out the transactions contemplated hereby and thereby.

                (h) The execution and delivery of the Senior Secured Note Indenture and Noteholder Security Documents will not violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Holdings or any of the Borrowers are subject.

                (i) The transactions contemplated by the Senior Secured Note Indenture do not require any consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of any Borrower as a condition to the consummation of the issuance of the Senior Secured Notes other than any UCC filings required by the Noteholder Security Documents.

                (j) Each of the representations and warranties made by Holdings and the Borrowers in the Noteholder Security Documents are true and correct in all material respects on and as of the Restated Credit Agreement Effective Date.

           34. No Other Amendments. Except as expressly amended herein, the Restated Credit Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms. In addition, except as specifically provided herein, the Restated Credit Agreement shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Administrative Agent, for itself and Lenders, may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

           35. Outstanding Indebtedness; Waiver of Claims. Each Borrower hereby acknowledges and agrees that immediately prior to the Restated Credit Agreement Effective Date, the aggregate outstanding principal amount of the Revolving Loan is $22,444,534.73 (exclusive of Letter of Credit Obligations) and the aggregate outstanding principal amount of the Term Loan is $7,150,000.00 and that such principal amount is payable pursuant to the Credit Agreement without defense, offset, withholding, counterclaim or deduction of any kind. Borrowers hereby waive, release, remise and forever discharge Administrative Agent, Lenders and each other Indemnitee from any and all claims, suits, actions, investigations, proceedings or demands arising out of or in connection with the Credit Agreement (collectively, "Claims"), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which any Borrower ever had, now has or might hereafter have against Administrative Agent or Lenders which relates, directly or indirectly, to any acts or omissions of Administrative Agent, Lenders or any other Indemnitee on or prior to the Restated Credit Agreement Effective Date, provided, that no Borrower waives any Claim solely to the extent such Claim relates to the Administrative Agent's or any Lender's gross negligence or willful misconduct.

           36. Expenses. Each Borrower hereby reconfirms its respective obligations pursuant to Sections 4.03 and 13.02 of the Credit Agreement and pursuant to the Fee Letter, to pay and reimburse Administrative Agent for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of the Restated Credit Agreement and all other documents and instruments delivered in connection herewith.

           37. Effectiveness. The Restated Credit Agreement shall become effective as of the Restated Credit Agreement Effective Date only upon satisfaction in full in the judgment of Administrative Agent of each of the following conditions:

                (a) Restated Credit Agreement. Administrative Agent shall have received facsimile copies of the Restated Credit Agreement duly executed and delivered by Administrative Agent, the Lenders and Borrowers, and such additional documentation as the Administrative Agent may reasonably request.

                (b) Amendment to Security Agreement. Administrative Agent shall have received facsimile copies of the First Amendment to the Borrower Security Agreement, in form and substance acceptable to Administrative Agent, duly executed and delivered by Administrative Agent, the Lenders and Borrowers.

                (c) Note. Delivery of a revolving loan note in the amount of $70,000,000 payable to Administrative Agent.

                (d) Omnibus Amendment and Confirmation of Collateral Documents. Administrative Agent shall have received facsimile copies of the Omnibus Amendment and Confirmation of Collateral Documents, in form and substance acceptable to Administrative Agent, duly executed and delivered by Administrative Agent, Borrowers and Holdings.

                (e) Release of Liens. The liens granted pursuant to the Security Agreements made by Barneys in favor of the Equipment Lessors (as defined in the Plan of Reorganization), each dated January 28, 1999 shall be released and Borrowers shall deliver copies of termination statements with respect to such liens in form and substance acceptable to Administrative Agent, it being understood that a portion of the Net Cash Proceeds from the issuance of the Senior Secured Notes shall be utilized to pay in full the Debt secured by such liens.

                (f) Opening Availability. The Eligible Accounts and Eligible Inventory and Eligible In-Transit Inventory supporting the Revolving Loans and the Letter of Credit Obligations incurred and the amount of the reserves to be established on the Restated Credit Agreement Effective Date shall be sufficient in value, as determined by Administrative Agent, to provide Borrowers, collectively, with Availability, after giving effect to (i) any Revolving Loans made to the Borrowers and the incurrence of any Letter of Credit Obligations outstanding on the Restated Credit Agreement Effective Date, and (ii) the minimum excess availability covenant under Section 10.05 of the Restated Credit Agreement, each on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales and without deterioration of working capital, of at least $20,000,000.

                (g) Indenture Documents. Administrative Agent shall have received copies of each of the following (all of which shall have been duly executed and delivered and be satisfactory in form and substance to Administrative Agent):

           (i) the Senior Secured Note Indenture; and

           (ii) the Noteholder Security Documents;

                (h) Board Resolutions. Certified copies of resolutions of Borrowers' boards of directors approving the authorization, execution and delivery of (x) the Restated Credit Agreement, (y) the Senior Secured Note Indenture and (z) all documents to be executed in connection with the Restated Credit Agreement and the Senior Secured Note Indenture.

                (i) an officer's certificate from the Borrowers stating that each of the conditions described in clauses (j) and (q) below have been satisfied.

                (j) No prohibition on delivery of Senior Secured Notes. There shall not be on the Restated Credit Agreement Effective Date any judgment or order of a court of competent jurisdiction or any ruling of any agency of the federal or any state or local government which, in the reasonable judgment of counsel to Borrowers, would prohibit the delivery of the Senior Secured Notes under the Senior Secured Note Indenture or subject Borrowers to any material penalty if the Senior Secured Notes were to be delivered under the Indenture or otherwise prohibit or materially adversely effect the consummation of the terms of the Senior Secured Note Indenture.

                (k) Administrative Agent shall have completed a collateral audit, with results reasonably satisfactory to Administrative Agent.

                (l) Opinion. Duly executed opinion of Weil, Gotshal & Manges LLP, counsel to the Borrowers, in form and substance satisfactory to Administrative Agent.

                (m) Payment of Expenses. Borrowers shall have paid to Administrative Agent all costs, fees and expenses owing in connection with the Restated Credit Agreement and the other Loan Documents and due to Administrative Agent (including, without limitation, reasonable legal fees and expenses), including all amounts due under the Fee Letter.

                (n) Intercreditor Agreement Administrative Agent shall have received a facsimile copy of an intercreditor agreement, in form and substance satisfactory to Administrative Agent, in its sole discretion, executed by Collateral Agent and Administrative Agent and acknowledged by Borrowers.

                (o) Repayment of Term Loan. The Term Loan shall have been paid in full in cash and Administrative Agent shall have received a fully executed original of a pay-off letter from the Borrowers reasonably satisfactory to Administrative Agent confirming that all of the Term Loan will be repaid in full from the proceeds from the issuance of the Senior Secured Notes.

                (p) Repayment of Revolving Loans . The Revolving Loans shall have been paid in full in cash and Administrative Agent shall have received a fully executed original of a pay-off letter from the Borrowers reasonably satisfactory to Administrative Agent confirming that $5,696,636.64 of the Revolving Loans will be repaid in full from the proceeds from the issuance of the Senior Secured Notes.

                (q) Representations and Warranties. The representations and warranties of each Borrower in the Restated Credit Agreement shall be shall be true and correct in all material respects on and as of the Restated Credit Agreement Effective Date.

           38. GOVERNING LAW. THE RESTATED CREDIT AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

           39. Counterparts. The Restated Credit Agreement may be executed by the parties hereto on any number of separate facsimile counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.


                            [SIGNATURE PAGES FOLLOW]

           IN WITNESS WHEREOF, the parties hereto have caused the Restated Credit Agreement to be duly executed and delivered as of the day and year first above written.

                          BARNEY'S, INC.
                          BARNEYS AMERICA, INC.
                          BARNEYS (CA) LEASE CORP.
                          BARNEYS (NY) LEASE CORP.
                          BASCO ALL-AMERICAN SPORTSWEAR CORP.
                          BNY LICENSING CORP.
                          BARNEYS AMERICA (CHICAGO) LEASE CORP.



                          By:       /s/ STEVEN M. FELDMAN
                             ---------------------------------------------------
                                    Name:     Steven M. Feldman
                                    Title:    Executive Vice President and
                                              Chief Financial Officer



                          GENERAL ELECTRIC CAPITAL CORPORATION
                          AS ADMINISTRATIVE AGENT AND AS A LENDER



                          By:       /s/ STEPHEN M. METIVIER
                             ---------------------------------------------------
                                    Name:     Stephen M. Metivier
                                    Title:    Vice President

                                     ANNEX A
                                       TO

                            RESTATED CREDIT AGREEMENT



                      GENERAL ELECTRIC CAPITAL CORPORATION

                            REVOLVING LOAN COMMITMENT

                                   $70,000,000